Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: May 1, 2019

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 1Q 2019 Results

2019 operational and capital plan on track

•                  Expecting to generate more than $100 million of free cash flow in 2019

•                  1Q cash flow from operations 88% higher vs. a year ago

•                  1Q Delaware oil realizations of WTI less $0.09, including basis swaps

•                  1Q Delaware natural gas realizations of NYMEX less $0.76, including basis swaps

•                  Weather in Delaware Basin reduced 1Q oil volumes by approx. 1,400 bbl/d

•                  2019 development capital plan unchanged

•                  Announced or closed $550 million in recent deals; proceeds going to balance sheet

TULSA, Okla. — WPX Energy (NYSE:WPX) reported an unaudited first-quarter loss from continuing operations attributable to common shareholders of $48 million, or a loss of $0.11 per share on a diluted basis. This includes $207 million in derivative losses due to an increase in forward oil prices.

Excluding the derivative losses and other items, WPX posted adjusted net income from continuing operations in first-quarter 2019 of $22 million, or income of $0.05 per share. A reconciliation accompanies this press release.

First-quarter oil volumes were 96,100 barrels per day, up nominally from the most recent quarter. Multiple storm-related power outages in the Delaware Basin reduced first-quarter oil volumes by approximately 1,400 bbl/d.

Planned increases in 2019 production are expected to materialize more significantly in the latter half of the year. WPX continues to expect 5-10 percent oil growth from fourth-quarter 2018 to fourth-quarter 2019.

“Our first-quarter results are straight down the fairway. I’m very pleased with our strong, consistent performance and our continued success on the transaction front where we’ve generated substantial returns,” says Rick Muncrief, WPX chairman and chief executive officer.

“WPX’s 2019 plan is right on track for delivering capital discipline, production increases and more than $100 million of free cash flow,” Muncrief added.

RECENT TRANSACTIONS

As previously announced, WPX signed transactions for three divestitures in early 2019 totaling more than $550 million in net proceeds.

WPX already closed the sale of its 20 percent equity interest in WhiteWater Midstream’s Agua Blanca natural gas pipeline system and the sale of a peripheral non-core position (Nine Mile Draw) in the Delaware Basin. The absence of Nine Mile Draw reduced first-quarter oil volumes by approximately 500 bbl/d.

The third transaction — the sale of WPX’s equity interest in the Oryx II pipeline project — is on track to close this quarter. Proceeds will be used to pay off WPX’s revolver balance.

CAPITAL DISCIPLINE

Capital spending for drilling and completions activity on operated wells in first-quarter 2019 was $279.7 million, including the utilization of two rigs in the Delaware which were released in mid-January and late March. WPX’s Delaware rig count is now at five, which will drive a lower run rate for the remainder of the year. WPX’s 2019 D&C budget for operated wells remains at $1.0-$1.1 billion.

Capital spending for non-op D&C activity in first-quarter 2019 was $12.9 million. WPX’s non-op D&C budget for 2019 remains at $50-$75 million.

Capital spending for midstream infrastructure in first-quarter 2019 was $24.6 million. WPX’s 2019 midstream budget remains at $50-$100 million.

During the first quarter, WPX also invested $101.9 million in land acquisitions, predominantly from the $100 million purchase of approximately 14,000 surface acres within its Stateline operations area. This was funded through proceeds from recent divestitures.

Clay Gaspar, WPX president and chief operating officer, said, “Our capital plan for 2019 is unchanged, as is our confidence in our execution. We’re seeing significant cost savings in the Delaware Basin, including a 17 percent decrease in our average two-mile well cost.”

DELAWARE BASIN HIGHLIGHTS

WPX’s Delaware production averaged 92.1 Mboe/d in first-quarter 2019, up 46 percent vs. 63.2 Mboe/d in the same period a year ago.

WPX’s average realized oil price in the Delaware was WTI less $0.09 for the quarter, including Midland basis swaps. The basis swaps increased the average realized price by $1.57 per barrel.

WPX’s average realized natural gas price in the Delaware was NYMEX less $0.76 for the quarter, including basis swaps which increased the average realized price by $0.55 per Mcf.

WPX completed 31 Delaware wells during the first quarter, predominantly in upper Wolfcamp intervals. Almost half of the completions featured lateral lengths of approximately 10,000 feet.

The highest 24-hour rate for the first-quarter Delaware completions was 4,943 Boe/d (53% oil) on the CBR 41-44E-5H well. Eight laterals on the CBR 41 pad have 60-day cumulative production in excess of 660,000 barrels of oil. Five laterals are in the Wolfcamp A interval. The other three are Wolfcamp XY wells.

Four more of the Delaware long laterals were part of the Hattie 3H pad in the River Tracts area in Reeves County, which featured wells in four different intervals (Wolfcamp A, B, D and XY) as WPX delineates acreage outside its core Stateline position.

The highest initial peak rate on the Hattie pad occurred on the Hattie 3-3H well in the Wolfcamp A interval which hit 4,440 Boe/d (44% oil). It has 60-day cumulative production in excess of 89,000 barrels of oil. The 30-day rates from the wells in the other intervals averaged over 2,000 Boe/d, with oil ranging from 47% in the XY to 26% in the D.

The second 200 MMcf/d cryogenic processing train at WPX’s 50/50 joint venture gas plant in Reeves County is now being commissioned. First volumes of wet gas are expected to be introduced into the train this month.

WPX also is flowing roughly 45 percent of its Delaware oil volumes on the joint venture’s Stateline crude gathering system. JV facilities are operated by Howard Energy Partners. Overall, WPX has approximately 80 percent of its Delaware oil on pipe via multiple systems.

“Our midstream portfolio continues to be a distinct competitive advantage for WPX, especially when you consider how we methodically assembled it going back more than three years. We strategically protected our pricing and flow assurance, which is benefitting our business today and will continue to do so,” Gaspar added.

WILLISTON BASIN HIGHLIGHTS

Williston Basin production averaged 63.1 Mboe/d in first-quarter 2019, which was 60 percent higher than 39.5 Mboe/d in the same period a year ago.

Basis differentials for Williston volumes strengthened considerably midway through the first quarter following market imbalances in fourth-quarter 2018. Basis differentials were closer to WTI minus $2 in February and March vs. WTI minus $10 in fourth-quarter 2018 and WTI minus $6 in January.

WPX completed 15 Williston wells during the first quarter, including eight wells in the Three Forks formation and seven wells in the Bakken formation. All were two-mile laterals.

The highest 24-hour rate for the first-quarter Williston completions was 5,628 Boe/d (81% oil) on the Young Bird 34-27HW well. The four-well Young Bird pad has 90-day cumulative production in excess of 495,000 barrels of oil.

Initial peak rates on the two-well Good Voice pad averaged just over 4,000 Boe/d (81% oil). The pad has 60-day cumulative production in excess of 207,000 barrels of oil.

Initial peak rates on the four-well Plenty Sweet Grass pad averaged more than 4,300 Boe/d (81% oil). The pad has 60-day cumulative production of approximately 378,000 barrels of oil.

1Q FINANCIAL RESULTS

Total product revenues of $507 million in first-quarter 2019 were $100 million higher than the same period a year ago. Quarterly oil sales grew 25 percent.

Higher product revenues in first-quarter 2019 vs. a year ago were offset by $207 million of net losses associated with WPX’s hedge book, resulting in the net loss from continuing operations of $48 million.

DD&A, general and administrative expenses, production taxes, and interest expense all declined in first-quarter 2019 on a per-Boe basis vs. a year ago.

Adjusted EBITDAX (a non-GAAP financial measure) increased 56 percent vs. a year ago to $312 million in first-quarter 2019. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

The weighted average gross sales price — prior to revenue deductions — was $52.35 per barrel for oil, $2.60 for natural gas and $16.81 per barrel for NGL during first-quarter 2019.

Over the past three years, cash flow from operations (inclusive of hedge impact) has climbed from $22 million in first-quarter 2017 to $145 million in first-quarter 2018 to $272 million in first-quarter 2019.

WPX’s total liquidity at the close of business on March 31, 2019, was approximately $1.15 billion, primarily from the company’s available revolver capacity.

1Q PRODUCTION

Total production volumes of 155.2 Mboe/d in first-quarter 2019 were 51 percent higher than the same period a year ago. Liquids volumes accounted for 78 percent of first-quarter 2019 production.

Oil volumes of 96,100 bbl/d were 46 percent higher vs. the same period a year ago, led by a 62 percent increase in the Williston Basin over the past 12 months. As previously discussed, first-quarter Delaware volumes were reduced by weather and the absence of Nile Mile Draw production.

	Q1			4Q Sequential
Average Daily Production	2019	2018	Change	2018	Change
Oil (Mbbl/d)
Delaware Basin	44.4	33.8	31%	48.3	-8%
Williston Basin	51.7	32.0	62%	47.7	8%
Subtotal (Mbbl/d)	96.1	65.8	46%	96.0	0%

NGLs (Mbbl/d)
Delaware Basin	20.0	10.9	83%	21.9	-9%
Williston Basin	5.4	4.0	35%	4.4	23%
Subtotal (Mbbl/d)	25.4	14.9	70%	26.3	-3%

Natural gas (MMcf/d)
Delaware Basin	166.4	111.2	50%	176.9	-6%
Williston Basin	35.9	21.1	70%	27.9	29%
Subtotal (MMcf/d)	202.3	132.3	53%	204.8	-1%

Total Production (Mboe/d)	155.2	102.7	51%	156.4	-1%

WPX completed 46 gross operated wells (40 net) in its two core basins during first-quarter 2019 and participated in another three gross (1 net) non-operated wells in the Delaware Basin.

For the balance of 2019, WPX has 53,000 bbl/d of oil hedged with fixed price swaps at a weighted average price of $54.62 per barrel, 5,000 bbl/d with fixed price calls at a weighted average price of $54.08 per barrel, and 8,000 bbl/d with collars at a weighted average price of $50 for the floor and $60.19 for the ceiling. WPX also has 110,000 MMBtu/d of natural gas hedged at a weighted average price of $3.07 per MMBtu.

For 2020, WPX has 20,000 bbl/d of oil hedged with fixed price swaps at a weighted average price of $59.03 per barrel and 20,000 bbl/d with collars at a weighted average price of $53.33 for the floor and $63.48 for the ceiling.

THURSDAY WEBCAST

The company’s next webcast takes place on May 2 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference identification code is 9796128.

FORM 10-Q

WPX plans to file its first-quarter 2019 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2018					2019
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Revenues:
Product revenues:
Oil sales	$360	$468	$503	$459	$1,790	$449
Natural gas sales	17	16	18	36	87	25
Natural gas liquid sales	30	36	33	49	148	33
Total product revenues	407	520	554	544	2,025	507
Net gain (loss) on derivatives	(69)	(154)	(139)	443	81	(207)
Commodity management	36	64	68	36	204	59
Other	—	—	1	(1)	—	—
Total revenues	374	430	484	1,022	2,310	359

Costs and expenses:
Depreciation, depletion and amortization	161	197	193	226	777	219
Lease and facility operating	55	59	68	90	272	86
Gathering, processing and transportation	18	20	26	43	107	42
Taxes other than income	30	41	45	41	157	39
Exploration	19	17	18	21	75	24
General and administrative:
General and administrative expenses	36	34	36	44	150	39
Equity-based compensation	7	10	8	7	32	8
Total general and administrative	43	44	44	51	182	47
Commodity management	39	54	63	26	182	49
Net (gain) loss on sales of assets	1	(1)	(1)	(2)	(3)	—
Other-net	2	2	2	1	7	2
Total costs and expenses	368	433	458	497	1,756	508

Operating income (loss)	6	(3)	26	525	554	(149)

Interest expense	(46)	(39)	(38)	(40)	(163)	(41)
Loss on extinguishment of debt	—	(71)	—	—	(71)	—
Gain on sale of equity investment	—	—	—	—	—	126
Investment income (loss) and other	(1)	1	(2)	(2)	(4)	2

Income (loss) from continuing operations before income taxes	$(41)	$(112)	$(14)	$483	$316	$(62)
Provision (benefit) for income taxes	(15)	(33)	(8)	130	74	(14)
Income (loss) from continuing operations	$(26)	$(79)	$(6)	$353	$242	$(48)
Income (loss) from discontinued operations	(89)	(2)	(1)	1	(91)	—
Net income (loss)	$(115)	$(81)	$(7)	$354	$151	$(48)
Less: Dividends on preferred stock	4	4	—	—	8	—
Net income (loss) available to WPX Energy, Inc. common stockholders	$(119)	$(85)	$(7)	$354	$143	$(48)
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(30)	$(83)	$(6)	$353	$234	$(48)
Income (loss) from discontinued operations	(89)	(2)	(1)	1	(91)	—
Net income (loss)	$(119)	$(85)	$(7)	$354	$143	$(48)

Summary of Production Volumes (1)
Oil (MBbls)	5,920	7,352	7,670	8,828	29,769	8,648
Natural gas (MMcf)	11,908	13,854	14,759	18,844	59,365	18,210
Natural gas liquids (MBbls)	1,340	1,713	1,259	2,420	6,733	2,288
Combined equivalent volumes (MBoe) (2)	9,245	11,374	11,389	14,389	46,396	13,971
Per day volumes
Oil (MBbls/d)	65.8	80.8	83.4	96.0	81.6	96.1
Natural gas (MMcf/d)	132.3	152.2	160.4	204.8	162.6	202.3
Natural gas liquids (MBbls/d)	14.9	18.8	13.7	26.3	18.4	25.4
Combined equivalent volumes (Mboe/d) (2)	102.7	125.0	123.8	156.4	127.1	155.2

(1)           Excludes activity classified as discontinued operations.

(2)           Mboe are calculated using the ratio of six Mcf to one barrel of oil.

Realized average price per unit (1)
Oil (per barrel)	$60.91	$63.63	$65.52	$52.05	$60.14	$51.92
Natural gas (per Mcf)	$1.44	$1.12	$1.22	$1.90	$1.46	$1.36
Natural gas liquids (per barrel)	$22.14	$20.94	$26.68	$20.14	$21.97	$14.47

(1)           Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$17.38	$17.31	$17.01	$15.68	$16.75	$15.68
Lease and facility operating	$5.97	$5.20	$5.92	$6.25	$5.85	$6.13
Gathering, processing and transportation	$1.93	$1.79	$2.29	$2.95	$2.30	$2.98
Taxes other than income	$3.21	$3.67	$3.96	$2.83	$3.39	$2.79
General and administrative:
General and administrative expenses	$3.84	$3.06	$3.17	$3.00	$3.22	$2.81
Equity-based compensation	0.80	0.83	0.68	0.55	0.70	0.56
Total general and administrative	$4.64	$3.89	$3.85	$3.55	$3.92	$3.37
Interest expense	$4.95	$3.43	$3.36	$2.75	$3.51	$2.95

(1)           Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2018					2019
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Reconciliation of adjusted income (loss) from continuing operations available to common stockholders:
Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders - reported	$(30)	$(83)	$(6)	$353	$234	$(48)
Pre-tax adjustments:
Net (gain) loss on sales of assets and equity investment	$1	$(1)	$(1)	$(2)	$(3)	$(126)
Loss on extinguishment of debt	$—	$71	$—	$—	$71	$—
Net (gain) loss on derivatives	$69	$154	$139	$(443)	$(81)	$207
Net cash received (paid) related to settlement of derivatives	$(55)	$(78)	$(85)	$(19)	$(237)	$9
Total pre-tax adjustments	$15	$146	$53	$(464)	$(250)	$90
Less tax effect for above items	$(3)	$(33)	$(13)	$107	$58	$(20)
Impact of state deferred tax rate change	$(4)	$—	$—	$(1)	$(5)	$—
Impact of tax valuation allowance (annual effective tax rate method)	$—	$—	$—	$2	$2	$1
Impact of state related adjustment	$—	$—	$—	$—	$—	$(1)
Adjustment for estimated annual effective tax rate method	$—	$(7)	$(5)	$12	$—	$—
Total adjustments, after tax	$8	$106	$35	$(344)	$(195)	$70
Adjusted income (loss) from continuing operations available to common stockholders	$(22)	$23	$29	$9	$39	$22
Reconciliation of adjusted diluted income (loss) per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$(0.07)	$(0.21)	$(0.01)	$0.83	$0.57	$(0.11)
Impact of adjusted diluted weighted-average shares	$—	$0.01	$—	$—	$—	$—
Pretax adjustments (1):
Net (gain) loss on sales of assets and equity investment	$—	$—	$—	$—	$(0.01)	$(0.30)
Loss on extinguishment of debt	$—	$0.18	$—	$—	$0.17	$—
Net (gain) loss on derivatives	$0.17	$0.38	$0.33	$(1.04)	$(0.20)	$0.49
Net cash received (paid) related to settlement of derivatives	$(0.13)	$(0.20)	$(0.20)	$(0.06)	$(0.57)	$0.02
Total pretax adjustments	$0.04	$0.36	$0.13	$(1.10)	$(0.61)	$0.21
Less tax effect for above items	$(0.02)	$(0.08)	$(0.04)	$0.26	$0.14	$(0.05)
Impact of state tax rate change	$(0.01)	$—	$—	$—	$(0.01)	$—
Impact of tax valuation allowance (annual effective tax rate method)	$—	$—	$—	$—	$—	$—
Impact of state related adjustment	$—	$—	$—	$—	$—	$—
Adjustment for estimated annual effective tax rate method	$—	$(0.02)	$(0.01)	$0.03	$—	$—
Total adjustments, after-tax	$0.01	$0.26	$0.08	$(0.81)	$(0.48)	$0.16
Adjusted diluted income (loss) per common share	$(0.06)	$0.06	$0.07	$0.02	$0.09	$0.05
Reported diluted weighted-average shares (millions)	398.6	400.0	414.0	424.0	411.7	421.0
Effect of dilutive securities due to adjusted income (loss) from continuing operations available to common stockholders	—	3.1	3.7	—	—	2.6
Adjusted diluted weighted-average shares (millions)	398.6	403.1	417.7	424.0	411.7	423.6

(1) Per share impact is based on adjusted diluted weighted-average shares.

Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$(115)	$(81)	$(7)	$354	$151	$(48)
Interest expense	46	39	38	40	163	41
Provision (benefit) for income taxes	(15)	(33)	(8)	130	74	(14)
Depreciation, depletion and amortization	161	197	193	226	777	219
Exploration expenses	19	17	18	21	75	24
EBITDAX	96	139	234	771	1,240	222
Net (gain) loss on sales of assets and equity investment	1	(1)	(1)	(2)	(3)	(126)
Loss on extinguishment of debt	—	71	—	—	71	—
Net (gain) loss on derivatives	69	154	139	(443)	(81)	207
Net cash received (paid) related to settlement of derivatives	(55)	(78)	(85)	(19)	(237)	9
(Income) loss from discontinued operations	89	2	1	(1)	91	—
Adjusted EBITDAX	$200	$287	$288	$306	$1,081	$312

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2019	2018
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$449	$360
Natural gas sales	25	17
Natural gas liquid sales	33	30
Total product revenues	507	407
Net gain (loss) on derivatives	(207)	(69)
Commodity management	59	36
Other	—	—
Total revenues	359	374
Costs and expenses:
Depreciation, depletion and amortization	219	161
Lease and facility operating	86	55
Gathering, processing and transportation	42	18
Taxes other than income	39	30
Exploration	24	19
General and administrative (including equity-based compensation of $8 million and $7 million for the respective periods)	47	43
Commodity management	49	39
Other - net	2	3
Total costs and expenses	508	368

Operating income (loss)	(149)	6
Interest expense	(41)	(46)
Gain on sale of equity investment	126	—
Investment income (loss) and other	2	(1)
Income (loss) from continuing operations before income taxes	(62)	(41)
Provision (benefit) for income taxes	(14)	(15)
Income (loss) from continuing operations	(48)	(26)
Income (loss) from discontinued operations	—	(89)
Net income (loss)	(48)	(115)
Less: Dividends on preferred stock	—	4
Net income (loss) available to WPX Energy, Inc. common stockholders	$(48)	$(119)

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(48)	$(30)
Income (loss) from discontinued operations	—	(89)
Net income (loss)	$(48)	$(119)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.11)	$(0.07)
Income (loss) from discontinued operations	—	(0.23)
Net income (loss)	$(0.11)	$(0.30)

Basic weighted-average shares	421.0	398.6

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.11)	$(0.07)
Income (loss) from discontinued operations	—	(0.23)
Net income (loss)	$(0.11)	$(0.30)

Diluted weighted-average shares	421.0	398.6

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS	(Millions)
Current assets:
Cash and cash equivalents	$6	$3
Accounts receivable, net of allowance	538	405
Derivative assets	69	174
Inventories	52	48
Assets classified as held for sale	—	79
Other	38	30
Total current assets	703	739
Investments	168	167
Properties and equipment (successful efforts method of accounting)	10,370	9,949
Less: Accumulated depreciation, depletion and amortization	(2,917)	(2,683)
Properties and equipment, net	7,453	7,266
Derivative assets	23	4
Other noncurrent assets	124	27
Total assets	$8,471	$8,203

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$683	$514
Accrued and other current liabilities	190	178
Derivative liabilities	137	23
Total current liabilities	1,010	715
Deferred income taxes	188	201
Long-term debt, net	2,470	2,485
Derivative liabilities	29	14
Other noncurrent liabilities	526	487

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares outstanding)	—	—
Common stock (2 billion shares authorized at $0.01 par value; 422.3 million shares and 420.6 million shares issued and outstanding at March 31, 2019 and December 31, 2018)	4	4
Additional paid-in-capital	7,729	7,734
Accumulated deficit	(3,485)	(3,437)
Total stockholders’ equity	4,248	4,301
Total liabilities and equity	$8,471	$8,203

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months ended March 31,
	2019	2018
	(Millions)
Operating Activities(a)
Net income (loss)	$(48)	$(115)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	219	168
Deferred income tax (provision) benefit	(13)	(43)
Provision for impairment of properties and equipment (including certain exploration expenses)	20	20
Gain on sale of investments	(126)	—
Net (gain) loss on derivatives	207	69
Net settlements related to derivatives	9	(55)
Amortization of stock-based awards	8	8
Net (gain) loss on sales of assets including discontinued operations	—	151
Cash provided by (used in) operating assets and liabilities:
Accounts receivable	(137)	(21)
Inventories	(4)	(8)
Other current assets	(6)	6
Accounts payable	197	28
Accrued and other current liabilities	(37)	(48)
Liabilities accrued in prior years for retained transportation and gathering contracts related to discontinued operations	(8)	(10)
Other, including changes in other noncurrent assets and liabilities	(9)	(5)
Net cash provided by (used in) operating activities (a)	272	145

Investing Activities(a)
Capital expenditures(b)	(451)	(321)
Proceeds from sales of assets and investments	228	699
Purchase of or contributions to investments	(18)	(16)
Distribution from equity method investments	4	—
Net cash provided by (used in) investing activities (a)	(237)	362

Financing Activities
Proceeds from common stock	1	1
Dividends paid on preferred stock	—	(4)
Borrowings on credit facility	609	138
Payments on credit facility	(625)	(138)
Taxes paid for shares withheld	(15)	(11)
Other	1	—
Net cash provided by (used in) financing activities	(29)	(14)

Net increase (decrease) in cash and cash equivalents and restricted cash	6	493
Cash and cash equivalents and restricted cash at beginning of period	18	201
Cash and cash equivalents and restricted cash at end of period	$24	$694

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(425)	$(349)
Changes in related accounts payable and accounts receivable	(26)	28
Capital expenditures	$(451)	$(321)